                                                                      Exhibit 12

Apogent Technologies Inc.
Ratio of Earnings to Fixed Charges
      9/30/01


                                 1996        1997        1998        1999        2000        2001
Fixed Charges:
 Interest expense              22,498      24,999      33,772      40,073      48,684      48,698
 Deferred financing               172         152         151         224         533         563
 1/3 Rental expense               578       1,076       1,343       2,235       3,145       3,751
                         ------------------------------------------------------------------------
                               23,248      26,227      35,266      42,532      52,362      53,012
Earnings:
 Pre tax income from
  continuing operations        49,085      73,996      86,836     127,392     144,325     180,739
Add: Fixed charges             23,248      26,227      35,266      42,532      52,362      53,012
Earnings                       72,333     100,223     122,102     169,924     196,687     233,751

Ratio of Earnings
 to Fixed Charges                 3.1         3.8         3.5         4.0         3.8         4.4
                         ========================================================================


Rental Expense                  1,734       3,229       4,028       6,704       9,434      11,253
                         ========================================================================